[SUTHERLAND ASBILL & BRENNAN LLP]

                                                  April 23, 1999


      KIMBERLY J. SMITH

 DIRECT LINE: (202) 383-0314

 Internet: ksmith@sablaw.com

VIA EDGAR TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      Security Life Separate Account L1  (File No. 33-74190)

Commissioners:

On behalf of Security Life of Denver Insurance Company and Security Life Separate Account L1 (the "Account"), we have attached for filing Post-Effective Amendment No. 10 (the "Amendment") to the Account's registration statement on Form S-6 for certain variable life insurance policies. The Amendment includes prospectuses for the Account's "FirstLine" and "FirstLine II" products.

In reliance on a request made by the Company on March 19, 1999 (the "Template Request") pursuant to Rule 485(b)(1)(vii) under the Securities Act of 1933, as amended (the "1933 Act"), this Amendment is being filed pursuant to paragraph
(b) of Rule 485 under the 1933 Act. As counsel who reviewed the Amendment, and in reliance on the Template Request relief, we represent that the Amendment does not contain disclosures which would otherwise render it ineligible to become effective pursuant to paragraph (b).

If you have any questions or comments regarding the Amendment, please call the undersigned at 383-0314.

Sincerely,

/s/ Kimberly J. Smith

Kimberly J. Smith

Attachment

cc:      Anna Kautzman, Esq.
         Tamara Barkdoll, Esq.